UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2010

BROCADE COMMUNICATIONS SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25601	77-0409517
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1745 Technology Drive

San Jose, CA 95110

(Address, including zip code, of principal executive offices)

(408) 333-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Brocade Communications Systems Skyport LLC, a wholly-owned subsidiary of Brocade Communications Systems, Inc. (“Brocade”), entered into a Real Estate Sale Agreement, effective as of January 25, 2010, with CA-Skyport III Limited Partnership (the “Purchaser”) to sell one of Brocade’s properties (the “Property”) located in San Jose, California. The Property consists of an office building located at 1600 Technology Drive, consisting of approximately 193,977 rentable square feet, and the land parcel on which the building is located. The Property is unconnected with Brocade’s new campus that is being developed, and is located in north San Jose, California. The total purchase price for the Property under the Real Estate Sale Agreement is $30,350,000. The sale of the Property to Purchaser closed on January 28, 2010.

In addition, in connection with the sale, Brocade entered into a Lease Agreement (the “Lease Agreement”), pursuant to which the Purchaser leased the Property to Brocade, commencing as of the closing date of the sale, for an initial term of two years at an initial net monthly rental rate of $1.35 per rentable square foot, with annual increases of 3%. Under the Lease Agreement, Brocade has the option to extend the term of the lease for four six-month periods at the then-escalated rent, and subsequently for two additional five-year periods at the fair market rental value of the building.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.

Dated: January 28, 2010	By:	/s/ RICHARD DERANLEAU
Richard Deranleau
Chief Financial Officer and Vice President, Finance